SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Oplink Communications, Inc.

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OPLINK COMMUNICATIONS, INC.
46335 Landing Parkway
Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 8, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Oplink Communications, Inc., a Delaware corporation. The meeting will be held on Wednesday, November 8, 2006, at 10:00 a.m. local time at our principal offices located at 46335 Landing Parkway, Fremont, California 94538, for the following purposes:

1. To elect two Class III directors to serve for three-year terms that expire at the 2009 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Burr, Pilger & Mayer LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2007.

3. To amend our certificate of incorporation to reduce the number of shares of capital stock we are authorized to issue from 420,000,000 shares (400,000,000 shares of common stock and 20,000,000 shares of preferred stock) to 39,000,000 shares (34,000,000 shares of common stock and 5,000,000 shares of preferred stock).

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The meeting will begin promptly at 10:00 a.m., local time, and check-in will begin at 9:30 a.m., local time. Only holders of record of shares of Oplink common stock (Nasdaq: OPLK) at the close of business on September 20, 2006 are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting.

For a period of at least 10 days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting during normal business hours at our corporate headquarters located at 46335 Landing Parkway, Fremont, California 94538. This list also will be made available for inspection at the meeting.

By Order of the Board of Directors,

Carmen Chang
Secretary

Fremont, California
October 6, 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

OPLINK COMMUNICATIONS, INC.
46335 Landing Parkway
Fremont, California 94538

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 8, 2006

GENERAL INFORMATION

The Board of Directors of Oplink Communications, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2006 Annual Meeting of Stockholders to be held on Wednesday, November 8, 2006 at 10:00 a.m. local time at 46335 Landing Parkway, Fremont, California 94538, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement, the terms “we,” “our,” “Oplink” and the “Company” each refer to Oplink Communications, Inc., the terms “Board of Directors” and “Board” refer to the Board of Directors of Oplink and the term “2006 Annual Meeting” means our upcoming 2006 Annual Meeting of Stockholders to be held on November 8, 2006.

We are mailing this proxy statement, the proxy card and our annual report for the year ended June 30, 2006 on or about October 6, 2006, to all stockholders of record at the close of business on September 20, 2006, which date is sometimes referred to in this proxy statement as the “record date” for the 2006 Annual Meeting.

On January 1, 2001, we adopted a fiscal year which ends on the Sunday closest to June 30. For example, our most recently completed fiscal year ended on July 2, 2006. In this proxy statement, for clarity of presentation, we present each fiscal year as if it ended on June 30. For example, we refer to our most recently completed fiscal year as having ended on June 30, 2006, and our current fiscal year as ending on June 30, 2007.

QUESTIONS AND ANSWERS ABOUT THIS SOLICITATION AND
VOTING AT THE ANNUAL MEETING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2006 Annual Meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on September 20, 2006 will be entitled to vote at the annual meeting. On this record date, there were 21,607,142 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on September 20, 2006 your shares were registered directly in your name with our transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 20, 2006 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

1. To elect two Class III directors to serve for three-year terms that expire at the 2009 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Burr, Pilger & Mayer LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2007.

3. To amend our certificate of incorporation to reduce the number of shares of capital stock we are authorized to issue from 420,000,000 shares (400,000,000 shares of common stock and 20,000,000 shares of preferred stock) to 39,000,000 shares (34,000,000 shares of common stock and 5,000,000 shares of preferred stock).

How do I vote?

You may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote for the nominee. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Oplink. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 20, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for director, “For” the ratification of Burr, Pilger & Mayer LLP as the independent registered public accounting firm of the Company and “For” the approval of the amendment to our certificate of incorporation reducing the number of shares of capital stock we are authorized to issue. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Company’s Secretary at 46335 Landing Parkway, Fremont, California 94538.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by June 13, 2007, to our Secretary at 46335 Landing Parkway, Fremont, California 94538. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on August 14, 2007 nor earlier than the close of business on July 13, 2007. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our Bylaws are available on our website at www.oplink.com, under the “Investors” link.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine (such as Proposals 1 and 2) on which your broker may vote shares held in street name in the absence of your voting instructions.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of Burr, Pilger & Mayer LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2007, must receive a “For” vote from the majority of shares either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, the approval of an amendment to our certificate of incorporation reducing the number of shares of capital stock we are authorized to issue, must receive a “For” vote from the majority of the outstanding shares of common stock. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as “Against” votes.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 21,607,142 shares outstanding and entitled to vote. Thus, at least 10,803,572 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum of the votes present at the meeting the Company may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the quarterly period ending December 31, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with each class of directors serving for staggered three-year terms. We currently have five directors, consisting of one Class I director whose term expires at our annual meeting of stockholders to be held in 2007, two Class II directors whose terms expire at our annual meeting of stockholders to be held in 2008, and two Class III directors whose terms expire at the upcoming 2006 Annual Meeting.

Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

Class III Director Nominees

There are two nominees for election as Class III directors this year. The Board of Directors, based on the recommendation of its Nominating and Corporate Governance Committee, has nominated Jesse W. Jack and Leonard J. LeBlanc for re-election as Class III directors, each of whom has served as a director since the last annual meeting. If re-elected, Jesse W. Jack and Leonard J. LeBlanc will hold office as Class III directors until our annual meeting of stockholders held in 2009 and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two nominees recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The Board expects that each nominee will be available to serve as a director. In the event that Jesse W. Jack or Leonard J. LeBlanc becomes unavailable, however, the proxy holders will be voted for any nominee designated by the Board. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of Jesse W. Jack and Leonard J. LeBlanc.

Information Concerning the Nominees and Continuing Directors

The following table and paragraphs set forth the name and age of each nominee and each current director of Oplink whose term of office continues after the upcoming meeting, the principal occupation of each during the past five years and the period during which each has served as a director of Oplink. Information as to the stock ownership of each of our directors and all of our current executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships between any director or executive officer.

		Class and Year in
Name of Director	Age	Which Term Expires	Position with the Company

Joseph Y. Liu	55	Class I, 2007	President, Chief Executive Officer and Director
Hua Lee	54	Class II, 2008	Director
Chieh Chang	54	Class II, 2008	Director
Jesse W. Jack	70	Class III, 2006	Director
Leonard J. LeBlanc	65	Class III, 2006	Director and Chairman of the Board

Nominees for Election as Class III Directors Serving for a Term Expiring in 2009

Jesse W. Jack.  Mr. Jack has been a member of our Board of Directors since July 2002. Since January 2003, Mr. Jack has been self-employed as an attorney with The Law Offices of Jesse Jack. He is also the Vice President and General Counsel for I-Bus Corporation, a privately held company. From 1994 until January 2003, Mr. Jack was a partner in the law firm of Jack & Keegan, a California Limited Liability Partnership. Mr. Jack served on the board of directors of The Parkinson’s Institute from 1988 through 2000. Mr. Jack received his B.S. from California State University, San Jose and his J.D. from Hastings College of Law.

Leonard J. LeBlanc.  Mr. LeBlanc has been a member of our Board of Directors since July 2000 and became the chairman of the board in February 2006. Since August 2000, Mr. LeBlanc has been on the Board of Directors of eBest Inc., a private software company providing collaborative business management solutions. From February 2001 to September 2003, Mr. LeBlanc was Vice President of Corporate Development and Acting Chief Financial Officer of eBest Inc. Mr. LeBlanc was the Executive Vice President and Chief Financial Officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. From March 1996 to July 1997, Mr. LeBlanc was the Executive Vice President of Finance and Administration and Chief Financial Officer at Infoseek Corporation, an Internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as Senior Vice President, Finance and Administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as Executive Vice President, Finance and Administration and Chief Financial Officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc also serves on the board of directors of AXT, Inc., a company involved with the manufacture and sale of high-performance compound semiconductor substrates. Mr. LeBlanc received his B.S. and M.S. from the College of Holy Cross, and his master’s degree in finance from George Washington University.

Class I Director Continuing In Office — Term Expiring In 2007

Joseph Y. Liu.  Mr. Liu, one of our founders, has served as our Chief Executive Officer and President since October 2002, and has served as a member of our Board of Directors since our inception in 1995. Previously, Mr. Liu served as our Chief Executive Officer from September 1999 to November 2001, and served as our Chairman of the Board of Directors from our inception in 1995 through May 2000 and again from November 2001 to August 2002. From 1994 to 1995, Mr. Liu was the General Partner of Techlink Technology Ventures. Prior to 1994, Mr. Liu spent ten years as Chairman and Chief Executive Officer of Techlink Semiconductor and Equipment Corp., a semiconductor equipment and technology company. Mr. Liu also serves as a director of InterVideo, Inc., a DVD software provider. Mr. Liu received his B.S. from Chinese Cultural University, Taiwan and his M.S. from California State University, Chico.

Class II Directors Continuing In Office — Term Expiring In 2008

Chieh Chang.  Mr. Chang has been a member of our Board of Directors since September 1995. From February 2000 to February 2003, Mr. Chang served as Chief Executive Officer of Programmable Microelectronics Company, Inc. (now Gingistek, Inc.), a fabless semiconductor design company. From April 1992 to August 1996, Mr. Chang was the Director of Technology at Cirrus Logic, Inc., a semiconductor company. Mr. Chang serves on the board of directors of Genesis Microchip, Inc., a semiconductor company. Mr. Chang received his B.S. in Electrical Engineering from the National Taiwan University and his M.S. in Electrical Engineering from UCLA.

Hua Lee.  Mr. Lee has been a member of our Board of Directors since February 2006. Mr. Lee has been Professor of Electrical and Computer Engineering at the University of California, Santa Barbara since 1990. Prior to his tenure at the University of California, Santa Barbara, Mr. Lee was on the faculty of the University of Illinois at Urbana-Champaign. Mr. Lee received his B.S. degree in Electrical Engineering from the National Taiwan University, and M.S. and PhD in Electrical Engineering from University of California, Santa Barbara.

Vote Required and Recommendation of the Board of Directors

The two nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as Class III directors. Votes withheld from any director nominee will be counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Our Board recommends a vote “FOR” the election of
Jesse W. Jack and Leonard J. LeBlanc as Class III directors.

CORPORATE GOVERNANCE AND INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Oplink is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. Oplink’s government practices are designed to promote honesty and integrity throughout the Company. As part of our corporate governance policy, we have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. The Code of Business Conduct and Ethics is available on our website at www.oplink.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Independence of the Board of Directors

The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Oplink other than his relationship as a director of the Company. A material relationship is one which impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. Our Board of Directors consults with our outside counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in Nasdaq Stock Market listing standards.

After review of all relevant transactions or relationships between each director, or any of his or her family members, and Oplink, its senior management and its independent registered public accounting firm, the Board has determined that all of Oplink’s directors are independent directors except for Mr. Liu, our President and Chief Executive Officer.

Committees of the Board of Directors

The Board has three standing committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee. Members of the individual standing committees are named below:

Nominating and
Name	Audit		Compensation		Corporate Governance

Chieh Chang	X		X	*
Hua Lee			X		X
Leonard J. LeBlanc	X	*	X
Jesse W. Jack	X				X	*
Joseph Y. Liu

*	Committee Chairman.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding the independence requirements of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (the “SEC”), as such requirements are defined as of the mailing date of this proxy statement, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s periodic reports; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements.

The Audit Committee has established procedures for receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is composed of three independent directors: Chieh Chang, Jesse W. Jack and Leonard J. LeBlanc. Mr. LeBlanc serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. LeBlanc is an “audit committee financial expert” (as defined by SEC rules and regulations) and that he also meets the financial sophistication requirements of the Nasdaq Stock Market, as such requirements are defined as of the mailing date of this proxy statement.

The report of the Audit Committee is included on page 11 of this proxy statement. The charter of the Audit Committee is included as Appendix A to this proxy statement.

Compensation Committee

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee is composed of three independent directors: Chieh Chang, Leonard J. LeBlanc and Hua Lee. Mr. Chang serves as Chairman of the Compensation Committee.

The report of the Compensation Committee is included on page 20 of this proxy statement. The charter of the Compensation Committee is included as Appendix B to this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, evaluates and recommends candidates for membership on the Company’s Board of Directors and committees thereof and oversees the Company’s corporate governance procedures. The Nominating and Corporate Governance Committee is composed of two non-employee directors: Jesse W. Jack and Hua Lee. Mr. Jack serves as Chairman of the Nominating and Corporate Governance Committee.

The charter of the Nominating and Corporate Governance Committee is included as Appendix C to this proxy statement.

Meetings of the Board and its Committees

The Board of Directors held twelve meetings during the fiscal year ended June 30, 2006, and acted twice by written consent. The independent directors met in executive session without management present (including our President and Chief Executive Officer, who is a member of the Board) on one occasion.

The Board’s committees met and/or acted by written consent during the fiscal year ended June 30, 2006, as follows: the Audit Committee met thirteen times; the Compensation Committee met three times and acted once by written consent; and the Nominating and Corporate Governance Committee met twice. All directors attended at least 75% of the meetings of the Board and of the committees on which they served.

It is the Company’s policy to invite directors to attend the annual meeting of stockholders. One member of the Board was in attendance at the 2005 Annual Meeting of Stockholders.

Compensation of Directors

Fiscal 2006 Compensation

During our fiscal year ended June 30, 2006, each non-employee director of the Company received an annual retainer of $20,000, payable on a quarterly basis. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policies.

Each non-employee director of the Company also receives stock option grants under our 2000 Equity Incentive Plan (the “2000 Plan”). Option grants under the 2000 Plan are non-discretionary. On the day of each annual meeting of stockholders, each non-employee director who is elected at such annual meeting is automatically granted an option to purchase 10,285 shares of Common Stock of the Company under the 2000 Plan. These grants vest on a monthly basis over such non-employee director’s three-year term of office. Any non-employee director who is elected or appointed to the Board of Directors during a three-year term will automatically be granted an option to purchase a pro rata portion of shares based on the number of months remaining in the term. The exercise price of options granted under the 2000 Plan will be equal to the fair market value of the Common Stock on the date of the option grant. The term of options granted is ten years and must be exercised within two years after the optionee ceases providing services to the Company, but in no event later than the expiration of the option’s term. In the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company’s assets or other change-in-control transaction involving the Company, each option held by a non-employee director granted under the automatic provisions of the 2000 Plan shall immediately vest in full.

In addition to the above automatic option grants to non-employee directors under the Company’s 2000 Plan, non-employee directors also received a one-time option grant in 2002 of 2,142 shares of Common Stock under the 2000 Plan for each committee on which they were appointed to serve (other than special committees established for certain limited purposes). These additional option grants vested on a monthly basis over a two-year period.

Changes to Cash Compensation for Fiscal 2007

During the fourth quarter of fiscal 2006, the Board and the Compensation Committee retained an independent consultant to evaluate the Company’s compensation practices with respect to its directors and executive officers. Based largely on the findings and recommendations of the independent consultant, and to more appropriately reflect the responsibilities of the non-employee directors and the compensation practices at peer companies, in June 2006, the Compensation Committee recommended to the Board, and the Board approved, a change to the cash compensation for the Company’s non-employee directors. Effective as of July 3, 2006, the first day of the Company’s 2007 fiscal year, the annual cash compensation of the Company’s non-employee directors is as follows:

Annual Compensation (Paid Quarterly)	Effective Fiscal 2007	During Fiscal 2006

Director Retainer	$25,000	$20,000
Fee for Chairman of Board	$5,000	—
Audit Committee Chair Fee	$10,000	—
Audit Committee Member Fee	$5,000	—
Compensation Committee Chair Fee	$5,000	—
Nominating and Governance Committee Chair Fee	$5,000	—

Based on the foregoing, and based on the roles and committee assignments of each of the directors, it is expected that the total cash fees payable to each of the Company’s non-employee directors during fiscal 2007 will be as follows:

Name	Total Fees

Leonard J. LeBlanc	$40,000
Board Member, Board Chairman and Audit Committee Chairman
Chieh Chang	$35,000
Board Member, Audit Committee Member and Compensation Committee Chairman
Jesse W. Jack	$35,000
Board Member, Audit Committee Member and Nominating and Governance Committee Chairman
Hua Lee	$25,000
Board Member

No changes were made to the equity compensation of the Company’s directors, which remains as described above under “— Fiscal 2006 Compensation.”

Stockholder Communications with the Board of Directors

The Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders who wish to do so may communicate directly with the Board, or specified individual directors, by writing to: Board of Directors of Oplink Communications, Inc., 46335 Landing Parkway, Fremont, California 94538, Attention: Chairman of the Nominating and Corporate Governance Committee.

Consideration of Director Nominees

Stockholder Nominees.  The Nominating and Corporate Governance Committee has not determined whether it will consider nominees recommended by stockholders (as opposed to formally nominated) or, if so, what procedures stockholders should follow in submitting recommendations. However, as described above in the Question and Answer section under “When are stockholder proposals or director nominations due for next year’s annual meeting?,” stockholders may submit formal nominations for directors by following the procedures set forth in our Bylaws.

Director Qualifications.  The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director nominees will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

Identifying and Evaluating Nominees for Directors.  The Nominating and Corporate Governance Committee will generally use its network of contacts to identify potential director candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders, but reserves the right to consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the criteria for Board membership approved by the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms that we have received and written representations from reporting persons, we believe that during the fiscal year ended June 30, 2006, all executive officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended.

The Audit Committee represents and assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of the Company’s financial statements, its internal accounting and financial controls, its compliance with legal and regulatory requirements, the organization and performance of its internal audit function and the qualifications, independence and performance of its independent registered public accounting firm.

The management of the Company is responsible for establishing and maintaining internal controls and for preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, Burr, Pilger & Mayer LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States. It is the responsibility of the Audit Committee to oversee these activities.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and with Burr, Pilger & Mayer LLP, the Company’s independent registered public accounting firm.

2. The Audit Committee has discussed with Burr, Pilger & Mayer LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (required communications with audit committees).

3. The Audit Committee has received the written disclosures and the letter from Burr, Pilger & Mayer LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with Burr, Pilger & Mayer LLP their independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of the Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2006, for filing with the SEC.

The Audit Committee

Leonard J. LeBlanc (Chairman)
Chieh Chang
Jesse W. Jack

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm for Fiscal 2007

The Audit Committee has selected Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Burr, Pilger & Mayer LLP performed the audit of our financial statements for the fiscal years ended June 30, 2006 and 2005. Representatives of Burr, Pilger & Mayer LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Burr, Pilger & Mayer LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firms’ Fees

The following table represents aggregate fees billed to the Company by Burr, Pilger & Mayer LLP for the fiscal years ended June 30, 2006 and June 30, 2005.

	Fiscal Year Ended
	2006	2005

Audit Fees
Audit of consolidated financial statements and review of interim financial statements and SEC filings	$771,515	$810,700
Tax Fees
Preparation and review of income and sales tax returns	—	—
All Other Fees
Due diligence related to merger and acquisitions and accounting consultations in connection with acquisitions	9,415	—

Total Fees	$780,930	$810,700

All of the fees described above were pre-approved by the Audit Committee. The Audit Committee has determined the rendering of all other non-audit services by Burr, Pilger & Mayer LLP is compatible with maintaining their independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. Pre-approval is provided as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. Mr. LeBlanc, the chairman of the Audit Committee, has also been authorized to pre-approve non-audit services, provided that any such approvals must be reported to the full Audit Committee at its next scheduled meeting.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Burr, Pilger & Mayer LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Change in Independent Registered Public Accounting Firm

In March 2005, at the direction of the Audit Committee of our Board of Directors, we dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm and engaged Burr, Pilger & Mayer LLP. The reports of PricewaterhouseCoopers LLP on our financial statements as of and for the years ended June 30, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended June 30, 2004 and 2003, and through March 4, 2005, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to such disagreement in their report on the financial statements for such years. During the years ended June 30, 2004 and 2003, and through the date of their initial engagement as our independent registered public accounting firm, we did not consult with Burr, Pilger & Mayer LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

Our Board of Directors, on behalf of the Audit Committee, Recommends a Vote “FOR” the ratification of the selection of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007.

PROPOSAL 3

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF
AUTHORIZED SHARES OF CAPITAL STOCK

Reasons for the Amendment

Our Board of Directors has adopted, subject to approval by our stockholders, and has declared advisable, an amendment to our certificate of incorporation reducing the number of shares of capital stock we are authorized to issue from 420,000,000 shares (400,000,000 shares of common stock and 20,000,000 shares of preferred stock) to 39,000,000 shares (34,000,000 shares of common stock and 5,000,000 shares of preferred stock). As the result of the 1-for-7 reverse split of our common stock effected in November 2005, our number of shares of common stock outstanding (21,607,142 shares as of September 20, 2006) is far lower than our authorized number of shares. Our Board of Directors believes that the proposed amendment would leave the Company with sufficient authorized shares for future issuances by the Company, while at the same time reducing the Company’s annual franchise tax payable to the State of Delaware.

We are a Delaware corporation and are required to pay annual franchise tax to the State of Delaware. The State of Delaware permits companies to calculate the amount of franchise tax owing based on one of two formulas, whichever results in the least amount of tax. The first formula is based solely on the authorized shares outstanding. The second formula is based on a combination of authorized shares, shares outstanding and total assets of the company. The current maximum amount of franchise tax payable in Delaware is $165,000.

Under our current certificate of incorporation, our tax due under either calculation is $165,000. If our certificate of incorporation had been amended on January 1, 2005 to reflect the authorized shares proposed under this proposal, we would have saved approximately $60,000 in Delaware franchise taxes for the calendar year ended December 31, 2005. We cannot assure you that this type of savings will be realized in the future, as the State of Delaware may change the methods for calculating franchise tax. Similarly, our assets or shares outstanding may change in such a manner as to reduce or eliminate this anticipated savings.

Tax of the Amendment

If Proposal 3 is approved, Section A of Article IV of the Company’s Amended and Restated Certificate of Incorporation shall be modified to state as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, ‘Common Stock’ and ‘Preferred Stock.’ The total number of shares which the corporation is authorized to issue is 39,000,000 shares, of which 34,000,000 shall be Common Stock, each having a par value of one-tenth of one cent ($0.001) and 5,000,000 shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the outstanding shares will be required to approve the amendment to our certificate of incorporation. Abstentions and broker non-votes will have the same effect as negative votes.

Our Board of Directors recommends a vote “FOR” the approval of an amendment to our certificate of incorporation reducing the number of authorized shares of capital stock.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of September 20, 2006, the record date for the annual meeting, by: (i) each director and nominee for director; (ii) each of the Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total

5% Stockholders
FMR Corp.	1,957,173	9.1%
82 Devonshire Street
Boston, Massachusetts 02109
Chao-Jung and Chen Hwa Chang	1,440,142	6.7
6F, No. 7, Alley 43, Lane 311
Section 2, E. Ho Ping Rd.
Taipei, Taiwan
LeRoy C. Kopp and Kopp Investment Advisors, Inc.	1,214,494	5.6
7701 France Avenue South
Suite 500 Edina, Minnesota 55435
Hui Chuan and H.S. Liu	1,076,190	5.0
8F, No. 9, Alley 43, Lane 311
Section 2, E. Ho Ping Rd.
Taipei, Taiwan
Directors and Executive Officers
Joseph Y. Liu(2)	759,417	3.4
Bruce D. Horn(3)	205,614	*
River Gong(4)	109,040	*
Chieh Chang(5)	788,198	3.6
Hua Lee(6)	16,856	*
Jesse W. Jack(7)	22,427	*
Leonard J. LeBlanc(8)	28,283	*
Chi-Min (James) Cheng(9)	5,357	*
All executive officers and directors as a group (8 persons)(10)	1,935,192	8.5%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 21,607,142 shares outstanding on September 20, 2006, adjusted as required by rules promulgated by the SEC.

(2)	Includes 714,285 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 20, 2006.

(3)	Includes 198,378 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 20, 2006.

(4)	Includes 90,478 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 20, 2006.

(5)	Includes 33,998 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 20, 2006 and shares held in the Chieh and Lily Chang Trust, for which Mr. and Mrs. Chang serve as trustees.

(6)	Consists of shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 20, 2006.

(7)	Consists of shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 20, 2006.

(8)	Consists of 28,141 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 20, 2006 and 142 shares registered in the name of Mr. LeBlanc’s son. Mr. LeBlanc disclaims beneficial ownership as to such shares.

(9)	Consists of shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 20, 2006.

(10)	Includes 1,109,920 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 20, 2006.

EXECUTIVE OFFICERS OF THE COMPANY

The names of the executive officers of the Company and certain information about them, including their ages as of September 30, 2006, are set forth below:

Name	Age	Position

Joseph Y. Liu	55	Chief Executive Officer, President and Director
Bruce D. Horn	55	Chief Financial Officer and Treasurer
River Gong	43	Vice President, Sales
Chi-Min (James) Cheng	60	General Manager of China/Macau

Biographical information about Mr. Liu is set forth under Proposal 1 above.

Bruce D. Horn has served as our Chief Financial Officer and Treasurer since April 2000. Prior to joining Oplink, Mr. Horn was a consultant at The Brenner Group, a consulting firm, from February 2000 to April 2000. From January 1993 to February 2000, Mr. Horn was the Vice President of Finance and Chief Financial Officer, and from March 1991 to January 1993 he was Director of Finance and Chief Financial Officer, of Larscom Incorporated, a telecommunications company. Mr. Horn received his B.A. in Accounting from the University of Northern Iowa, and his M.B.A. in Finance from California State University, East Bay.

River Gong has served as our Vice President of Sales since February 2003. From January 2001 to February 2003, Ms. Gong served as our Sr. Director of Sales, from May 1999 to January 2001 she was Director of Sales, and from January 1998 to May 1999 she was Sales Manager. Prior to joining Oplink, Ms. Gong was Division Manager and Sales Manager of MP Fiber Optics (now Global Opticom), a fiber optics company, from January 1995 to December 1997. Prior to that, she was an architect in China for five years. Ms. Gong received her B.S. in Architecture from Harbin Institute University.

Chi-Min (James) Cheng has served as our General Manager, China/ Macau since May 2005. From June 2003 to February 2005, Mr. Cheng was as a consultant for Stratum Technologies, Inc. in Cleveland, Ohio. From June 1997 to June 2003, Mr. Cheng served as the Country Manager and Factory General Manager at RAE Systems Inc. in Shanghai (Jiading) China. Mr. Cheng received his B.S. in Mechanical Engineering from Taugtong University, Taiwan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended June 30, 2006, 2005 and 2004, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other executive officers that were paid more than $100,000 in compensation during the fiscal year ended June 30, 2006.

							Long Term
		Annual Compensation					Compensation
					All Other		Awards
					Annual		Securities	All Other
		Salary		Bonus	Compensation		Underlying	Compensation
Name and Principal Position	Fiscal Year	($)		($)	($)		Options (#)	($)

Joseph Y. Liu	2006	150,000		—	—		700,000	—
President and Chief	2005	150,000		—	—		—	—
Executive Officer	2004	150,000		—	—		—	—
Bruce D. Horn	2006	225,000		—	—		—	—
Chief Financial Officer and	2005	225,000		—	—		71,428	—
Treasurer	2004	225,000		—	—		—	—
River Gong	2006	135,000		—	113,028	(1)	—	—
Vice President, Sales	2005	135,000		—	84,387	(1)	11,428	—
	2004	131,538		—	73,011	(1)	28,570	—
Chi-Min (James) Cheng	2006	117,500		—	17,618	(3)	—	—
	2005	23,750	(2)	—	3,628	(3)	14,285	—
	2004	—		—	—		—	—

(1)	Represents commission pay.

(2)	Mr. Cheng became General Manager, China/Macau in May 2005 and therefore, the amount for fiscal 2005 is for less than a full year.

(3)	Includes allowances for housing, automobile and other living expenses.

Option Grants in Last Fiscal Year

The Company grants options to its executive officers under its 2000 Plan and, previously, under the 1998 Plan and 1995 Plan. As of June 30, 2006, options to purchase a total of 3,641,329 shares were outstanding under the 2000, 1998 and 1995 Plans (the “Plans”) and options to purchase 4,026,167 shares remained available for grant under the Plans. The term of options granted is generally ten (10) years.

The following table provides information on stock options granted in the fiscal year ended June 30, 2006 to the executive officers named in the summary compensation table above (the “Named Executive Officers”):

Individual Grants
Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options Granted	Exercise		Stock Price Appreciation for
	Underlying Options	to Employees in	Price per		Option Term(3)
Name	Granted (# Shares)	Fiscal Year(1)	Share(2)	Expiration Date	5%	10%

Joseph Y. Liu	700,000	65.1%	$20.25	06/02/2016	$8,914,581	$22,591,299
Bruce D. Horn	—	—	—	—	—	—
River Gong	—	—	—	—	—	—
Chi-Min (James) Cheng	—	—	—	—	—	—

(1)	The total number of shares subject to options granted to employees of the Company in fiscal 2006 was 1,075,567.

(2)	The exercise price may be paid in cash or in shares of our Common Stock valued at fair market value on the exercise date.

(3)	The potential realizable value is calculated based on the exercise price of options granted in fiscal 2006, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company’s estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders’ continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year End Option Values

The following table shows the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers as of June 30, 2006:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Number of Shares	Value	Options at Fiscal		In-the-Money Options
	Acquired on	Realized	Year End (# Shares)		at June 30, 2006(2)
Name	Exercise (#)(1)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph Y. Liu	—	—	654,761	759,524	$8,949,928	$813,634
Bruce D. Horn	—	—	190,937	52,083	$946,571	$432,289
River Gong	—	—	86,312	17,261	$772,695	$113,893
Chi-Min (James) Cheng	—	—	4,167	10,118	$34,586	$83,979

(1)	None of the Named Executive Officers exercised any stock options during fiscal 2006.

(2)	Market value of the underlying securities is based on the closing price of $18.31 of the Company’s Common Stock on June 30, 2006 with respect to in-the-money options (i.e. options with an exercise price less than the market value), less the exercise price payable for such shares.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

We have entered into an executive corporate event agreement with Mr. Liu that provides for full acceleration of all unvested options, a severance payment in the amount of $300,000 and payment by us of the COBRA premiums necessary to continue Mr. Liu’s health insurance benefits for up to twelve (12) months following his employment termination date, upon his termination of employment by the Company without cause or Mr. Liu’s voluntary termination with good reason in connection with a change of control. In such event, Mr. Liu is also entitled to an extended post-termination exercise period of up to twenty-four (24) months with respect to his stock options.

We have entered into an executive corporate event agreement with Mr. Horn, as amended, that provides for full acceleration of all unvested options, a severance payment in the amount of $225,000 and payment by us of the COBRA premiums necessary to continue Mr. Horn’s health insurance benefits for up to twelve months (12) following his employment termination date, upon his termination of employment by the Company without cause or Mr. Horn’s voluntary termination with good reason in connection with a change of control. In such event, Mr. Horn is also entitled to an extended post-termination exercise period of up to twelve (12) months with respect to certain stock options and up to twenty-four (24) months with respect to other stock options.

We have entered into an executive corporate event agreement with Ms. Gong, as amended, that provides for full acceleration of all unvested options upon her termination of employment by the Company without cause or Ms. Gong’s voluntary termination with good reason in connection with a change of control. In such event, Ms. Gong is also entitled to an extended post-termination exercise period of up to twelve (12) months with respect to certain stock options and up to twenty-four (24) months with respect to other stock options.

Pursuant to the provisions of the 2000 Plan, in the event of a change of control, all options granted pursuant to the 2000 Plan to our directors will become fully vested and exercisable. In addition, each member of the Board of Directors may exercise their vested stock options for a two-year period after such director ceases providing services to us.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2006, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2006.

	(a)	(b)	(c)
	Number of		Number of Securities
	Securities to be	Weighted-Average	Remaining Available
	Issued Upon	Exercise Price of	for Issuance Under
	Exercise of	Outstanding	Equity Warrants and
	Outstanding	Options, Warrants	Rights Compensation
Plan Category	Options, Plan Category	and Rights	Plans(2)(3)

Equity compensation plans approved by security holders(1)	1,075,567	$15.24	4,708,613
Equity compensation plans not approved by security holders	—	—	—
Total	1,075,567	$15.24	4,708,613

(1)	These plans consist of: (i) the 1995 Stock Option Plan (the “1995 Plan”), (ii) the 1998 Stock Option Plan (the “1998 Plan”), (iii) the 2000 Stock Plan (the “2000 Plan”) and (iv) the 2000 Employee Stock Purchase Plan (the “ESPP”) .

(2)	Excludes the securities reflected in column (a).

(3)	Each year on January 1, starting January 1, 2001 and ending January 1, 2010, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2000 Plan is automatically increased by the greater of the total number of shares of Common Stock for which stock options, stock bonuses and stock purchase rights were granted in the preceding year or 5.0% of the total number of shares of Common Stock outstanding on that date (or a lesser amount as determined by the Board of Directors for each year). Each year on January 1, starting January 1, 2001 and ending January 1, 2010, the aggregate number of shares of Common Stock that may be issued under the ESPP is automatically increased by the greater of the total number of shares issued under the ESPP during the preceding calendar year or 1.5% of the number of shares of Common Stock outstanding on that date (or a lesser amount as determined by the Board of Directors for each year). The Board of Directors elected not to increase the number of authorized shares under either the 2000 Plan or the ESPP for each of fiscal 2004, fiscal 2005 and fiscal 2006.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended.

The Compensation Committee is currently composed of three independent directors: Chieh Chang, who serves as Chairman of the Committee, Leonard J. LeBlanc and Dr. Hua Lee. The Compensation Committee is responsible for overseeing the Company’s compensation programs for all employees, including the Chief Executive Officer and other executive officers. For executive officers, the Compensation Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and other key employees, reward them for the Company’s progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

•	The Company pays base salaries that are generally competitive with comparable technology companies, both inside and outside its industry, with which the Company competes for talent. To ensure that its salaries are sufficient to attract and retain highly qualified executive officers and other key employees, the Company compares its salary levels with those paid by other fiber optic and telecommunication companies and sets its parameters based on this comparison.

•	The Company maintains short- to long-term equity-based incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

Base Salary.  The Compensation Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries and stock options awarded to executive officers are not determined by the Company’s achievement of specific corporate performance criteria but rather a subjective evaluation of the officer’s performance and contribution to the Company’s long-term success.

Equity-Based Incentives.  The Company’s long-term incentive program consists of stock option grants under its 2000 Plan. The 2000 Plan utilizes a combination of vesting plans designed to enhance the long-term goals of the Company. Options granted under the 2000 Plan generally vest over a four-year period and expire 10 years from the date of grant. Through option grants, executives and employees receive significant equity incentives to build long-term stockholder value. Grants are made at not less than 85% of fair market value on the date of grant. Executives receive value from these grants only if the Company’s Common Stock appreciates over the long-term.

In awarding stock options, the Compensation Committee and the Board of Directors considers individual performance, overall contribution to the Company, retention, the number of stock options previously granted to such individual and whether such options were vested or unvested, and the total number of stock options to be awarded.

Chief Executive Officer Compensation

In determining the compensation of Mr. Liu, our Chief Executive Officer, the Committee generally follows the compensation philosophy described above, but tailored specifically to Mr. Liu to maximize his incentives for performance. The Committee believes, based on its experience and familiarity with Mr. Liu, that equity compensation provides him with greater performance incentives than does cash compensation, and therefore allocates relatively more of Mr. Liu’s total compensation to equity awards than to cash. Mr. Liu’s compensation during fiscal 2006 reflected this philosophy: Mr. Liu received a total of $150,000 in cash compensation for the year and was awarded a grant in June 2006 of an option to purchase 700,000 shares of the Company’s Common Stock. The exercise price for the stock option is $20.25 per share, which was equal to the closing price of the Company’s Common Stock on the Nasdaq Stock Market the date of approval of the grant by the Compensation Committee. One-quarter of the shares covered by the stock option will vest one year after the date of grant in June 2007, with the remainder vesting monthly the ensuing three years, subject to Mr. Liu’s continued service, such that the stock option would be fully vested in June 2010.

With a salary of $150,000 per year and no cash bonus eligibility, Mr. Liu’s cash compensation is well below the market rate for chief executives of similarly-situated companies. However, the Committee believes that, when combined with his equity compensation, Mr. Liu’s total compensation package is competitive with compensation paid to chief executives of peer companies and provides adequate retention and performance incentives to Mr. Liu. As described above, the Committee determined to award Mr. Liu a significant stock option grant during fiscal 2006, totaling 700,000 shares, and constituting approximately 65% of all option grants to Company employees during fiscal 2006. The stock option award, if fully exercised, would represent approximately 3.2% of the Company’s outstanding share capital.

The Committee determined the size of Mr. Liu’s stock option award based on several factors. First, Mr. Liu had not received any equity awards since his award in October 2002 of an option to purchase 714,000 shares, which award was almost fully vested, and would vest completely by the end of October 2006. The Committee determined that a new option grant, with vesting restrictions, was necessary to provide Mr. Liu with sufficient retention and performance incentives. Second, like the October 2002 award, the June 2006 award is intended to address Mr. Liu’s equity compensation for the four years following the grant date, which is consistent with the four-year vesting period of the award. As such, the Committee does not expect, barring a change in circumstances, to grant additional equity incentive awards to Mr. Liu during this four-year period. Third, as discussed above, the Committee has determined that it is desirable to allocate more of Mr. Liu’s total compensation to equity awards rather than cash compensation, to provide adequate retention and performance incentives for Mr. Liu and to align Mr. Liu’s interests more closely with those of the Company and its stockholders. Finally, the Committee considered the report and recommendations of an independent consultant retained by the Committee to evaluate the Company’s compensation of its executives, including Mr. Liu, in light of market trends, best practices and compensation practices at peer companies.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year will exceed $1 million, and therefore the Compensation Committee has not established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Committee intends to satisfy the requirements for “performance-based compensation” with respect to compensation awarded to its named executive officers whenever possible and to the extent then practicable.

Summary

Through the plans described above, a significant portion of the Company’s executive compensation program, including the Chief Executive Officer’s compensation, depends on the Company’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation for a particular time period.

The Compensation Committee

Chieh Chang (Chairman)
Leonard J. LeBlanc
Hua Lee

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return over the five-year period from June, 30 2001 through June 30, 2006 of a $100 cash investment in (i) the Company’s Common Stock, (ii) the Nasdaq Composite Index and (iii) the Nasdaq Telecommunications Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the end of each fiscal quarter during the periods presented:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG OPLINK COMMUNICATIONS, INC., THE NASDAQ STOCK MARKET (U.S.)
INDEX AND THE NASDAQ TELECOMMUNICATIONS INDEX

*	$100 invested on 6/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. Reference is also made to the employment agreements, termination of employment and change-in-control arrangements described under “Executive Compensation” in this proxy statement.

The Company believes that each of the foregoing transactions were in the best interests of the Company and its stockholders. As a matter of policy all future transactions between the Company and any of its officers, directors or principal stockholders will be ratified or approved by a majority of the independent and disinterested members of the Board of Directors. Furthermore, the transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with a bona fide business purpose.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Oplink stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Oplink Communications, Inc., Bruce D. Horn, Chief Financial Officer, 46335 Landing Parkway, Fremont, California 94538, or contact Mr. Horn at (510) 933-7200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Carmen Chang
Secretary

October 6, 2006

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2006 is available without charge upon written request to: Investor Relations, Oplink Communications, Inc., 46335 Landing Parkway, Fremont, California 94538.

APPENDIX A

OPLINK COMMUNICATIONS, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Organization

The Audit Committee of the Board of Directors of Oplink Communications, Inc. (the “Company”) shall consist of at least three members of the Board of Directors (the “Board”). The Audit Committee shall meet the independence and financial experience requirements of The Nasdaq Stock Market Inc. (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). In particular, no Audit Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors, in accordance with the independence requirements of Nasdaq and the SEC. The members of the Audit Committee shall also be able to read and understand the financial statements of the Company and otherwise comply with the financial literacy requirements of Nasdaq and SEC rules and regulations. To the extent mandated by the requirements of Nasdaq or the SEC, at least one member of the Committee shall be a “financial expert” within the meaning of such requirements.

Statement of Policy

The Audit Committee shall provide assistance to the Board in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting and reporting practices of the Company, including the Company’s systems of internal controls, and the quality and integrity of the financial reports of the Company, as well as the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”). In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the Company’s directors, Auditors and management team. The Audit Committee shall also establish procedures, and maintain easy access to the Audit Committee, for all employees and consultants to the Company to voice concerns and report potential misconduct to the Audit Committee. The Audit Committee shall have a clear understanding with management and the Auditors that the Auditors are to report directly to the Audit Committee, and that the Auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s stockholders.

Authority

The Audit Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Audit Committee to discharge his or her responsibilities hereunder. The Audit Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Audit Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee shall:

Relationship with the Independent Auditors

1) Have sole authority to hire and terminate the Auditors.

2) Negotiate, execute and approve the engagement letter to be entered into between the Company and its Auditors, and establish the compensation to be received by the Auditors to perform any and all services, which approval may be delegated pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Audit Committee members (as permitted under the rules and regulations of the SEC and listing requirements of Nasdaq).

3) Evaluate on a periodic basis the performance and qualifications of the Auditors engaged to audit the financial statements of the Company and its divisions and subsidiaries.

4) Monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable law.

5) Have the sole authority to approve non-audit services to be performed by the Auditors, but only as permitted by the Nasdaq rules and the rules and regulations of the SEC, which authority the Audit Committee may delegate to one or more members of the Audit Committee from time to time, including delegation of preapproval authority.

6) At least annually, receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company consistent with Independence Standards Board Standard No. 1, and consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and take appropriate action to ensure the objectivity and independence of the Auditors.

7) Have the sole authority to approve the hiring of any employee who is employed by the Auditor, or has been employed by an independent auditor within the five years prior to the date of determination whether or not to hire such employee.

8) Meet with the Auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the Auditors.

Review Procedures

9) Review with the Auditors and the Company’s financial and accounting personnel (including, if applicable, the Company’s internal auditor) the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

10) Review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

11) Review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

12) Review the financial statements contained in the annual report to stockholders and other public filings or disclosures with management and the Auditors, as well as any significant correcting adjustments identified by the Auditors or disagreements between management and the Auditors, to determine that the Auditors are satisfied with the disclosure and content of such financial statements. Any changes in accounting principles should also be reviewed.

13) Review the financial statements and “Management’s Discussion and Analysis” section of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

14) Review and approve (to the extent not previously approved by the Company’s Board of Directors) related party transactions as such term is used by Statement of Financial Accounting Standards No. 57 or as otherwise required to be disclosed in the Company’s financial statements or periodic filings with the SEC. It is management’s responsibility to bring such related party transactions to the attention of the Audit Committee.

15) Discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Audit Committee by the Auditors under generally accepted auditing standards.

16) Review, prior to announcement or filing, Company earnings releases and other disclosures containing financial information (including the substance of financial information and earnings guidance provided therein) for the purpose of ensuring that such earnings releases and other disclosures properly disclose financial information presented in accordance with GAAP and, to the extent non-GAAP information is included, adequately disclose how such non-GAAP information differs from the comparable GAAP information and that such non-GAAP information is not given undue prominence or otherwise provide misleading presentations of the Company’s results of operations or financial condition.

17) Meet with the Auditors and the Company’s management (and, if applicable, the Company’s internal auditor) in separate executive sessions to discuss any matters that the Audit Committee, the Auditors or management believe should be discussed privately with the Audit Committee. Discuss and evaluate, among other things, the cooperation received by the Auditors during their audit examination, including their access to all requested records, data and information, the sufficiency of the Company’s financial, accounting and auditing personnel, and the responsiveness of the Auditors to the Company’s needs.

18) Review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management, and any other significant reporting issues and judgments.

19) Review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

20) Review accounting and financial human resources planning within the Company.

Other Responsibilities

21) Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain and pay for, out of Company funds, outside counsel, separate accountants and other advisors if, in its judgment, such retention or investigation is appropriate.

22) Review and assess the adequacy of this charter annually (or such other times as appropriate or desirable) and recommend any proposed changes to the Board for approval.

23) Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board.

24) Prepare/review the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

25) Establish and maintain procedures for, and a policy of, open access to the members of the Audit Committee by the employees and consultants to the Company to enable the employees and consultants to bring to the attention of the Audit Committee concerns held by such employees and consultants regarding the financial reporting of the Company, and to report potential misconduct to the Audit Committee.

26) Report to the Board from time to time, or whenever it shall be called upon to do so, material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors or such other matters as the Audit Committee deems appropriate.

27) Perform such other functions and have such power as it may deem necessary or advisable in the efficient and lawful discharge of the foregoing.

Qualified Legal Compliance Committee

28) To serve as the qualified legal compliance committee and, as such, adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct for Attorneys Appearing and Practicing Before the Commission in the Representation of an Issuer. The Committee shall be authorized to cause an investigation where appropriate, including the hiring of legal and accounting advisors at the Company’s expense at the Committee’s sole discretion, determine and recommend appropriate remedial measures and report the results of the investigation to the Company’s chief legal officer, Chief Executive Officer and the Board. The Committee shall also be authorized to take appropriate action, including notifying the Securities and Exchange Commission, if the Company fails to implement an appropriate response recommended by the Committee.

The operation of the Audit Committee shall be subject to the Bylaws as in effect from time to time and Section 141 of the Delaware General Corporation Law. It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Audit Committee, nor shall it be the Audit Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to generally accepted accounting principles or otherwise comply with applicable laws.

APPENDIX B

OPLINK COMMUNICATIONS, INC.

CHARTER OF THE COMPENSATION COMMITTEE

The Charter of the Compensation Committee is established as follows.

The Compensation Committee of the Board of Directors (the “Board”) of Oplink Communications, Inc. (the “Company”) shall consist of at least two (2) members of the Board of Directors who are not employees of or service providers to the Company. The selection of the members of the Compensation Committee shall be made in accordance with Section 162(m) of the Internal Revenue Code, as amended (or any successor to Section 162(m) as in effect from time to time), and income tax regulations promulgated thereunder as in effect from time to time, Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor to Rule 16b-3 as in effect from time to time) and the listing standards of the Nasdaq Stock Market.

The Compensation Committee shall be charged with the following functions:

1. To review and approve the compensation of the Company’s Chief Executive Officer and its other executive officers, including salary and bonus, equity incentive compensation, severance or change in control arrangements, and any other benefits or arrangements.

2. To oversee the development of compensation policies that will attract and retain the highest quality executives, that will clearly articulate the relationship of corporate performance to executive compensation and that will reward executives for the Company’s progress.

3. To propose the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs (“Compensation Plans”) and to administer the Compensation Plans in accordance with their terms.

4. To grant rights, participation and interests in Compensation Plans to eligible participants.

5. To review and approve such other compensation matters as the Board or the Chief Executive Officer of the Company wishes to have the Committee approve.

6. To prepare a report to be filed with the Company’s proxy or information statement which shall disclose the compensation policies applicable to the Company’s executive officers.

7. To establish guidelines pursuant to which the Chief Executive Officer, or such other officer who serves as a member of the Board and is appointed as administrator by the Board, pursuant to Section 3(c) of each of the 2000 Equity Incentive Plan, 2000 Non-Employee Directors’ Equity Incentive Plan, the 1995 Stock Option Plan, the 1998 Stock Option Plan and the 2000 Employee Stock Purchase Plan (the “Plans”), shall administer the Plans with respect to options granted thereunder to all the Company’s employees and consultants, other than the Company’s executive officers.

8. To perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing.

9. To report to the Board from time to time, or whenever it shall be called upon to do so.

Meetings

The Compensation Committee will hold at least one regular meeting per year and additional meetings as the Committee members deem appropriate. Officers of the Company may attend these meetings at the invitation of the Compensation Committee.

Minutes and Reports

Minutes of each meeting of the Compensation Committee shall be kept and distributed to each member of the Compensation Committee, members of the Board who are not members of the Compensation Committee and the Secretary of the Company. The Chairperson of the Compensation Committee shall report to the Board from time to time, or whenever requested by the Board.

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APPENDIX C

OPLINK COMMUNICATIONS, INC.

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

Organization

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Oplink Communications, Inc., a Delaware corporation (the “Company”), shall consist of at least two (2) members of the Board. No Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors, in accordance with the applicable independence requirements of The Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”). The members of the Committee and the Committee chairperson shall be appointed by the Board.

Statement Of Policy

The purpose of the Committee shall be to (i) oversee all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors of the Company; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (v) recommend such candidates to the Board; and (vi) make such other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

Operating Principles And Processes

In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

•	Communication — Regular and meaningful contact throughout the year with the Chairman of the Board, other committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective corporate governance issues.

•	Committee Education/Orientation — Developing with management and participating in a process for systematic review of important corporate governance issues and trends in corporate governance practices that could potentially impact the Company will enhance the effectiveness of the Committee.

•	Resources — The Committee shall be authorized to access such internal and, in consultation with senior management, external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities, including engagement of independent counsel, consultants and other professional advisors, as well as executive search firms to help identify director candidates. The Committee shall have sole authority to approve fees, costs and other terms of engagement of such outside resources. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.

•	Reporting to the Board of Directors — The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time, or whenever so requested by the Board.

Responsibilities

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and the Delaware General Corporation Law, each as in effect from time to time. The Committee will have the full power and

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authority to carry out the following primary responsibilities or to delegate such power and authority to one or more subcommittees of the Committee:

•	Director Nominations — The Committee, in consultation with the Chairman and Chief Executive Officer, has the primary responsibility for establishing criteria for Board membership and identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements.

The Committee shall also have the primary responsibility for evaluating, reviewing and considering the recommendation for nomination of current directors for reelection to the Board. The selection of nominees for director to be presented to the stockholders for election or reelection, and the selection of new Directors to fill vacancies and newly created directorships on the Board, shall be made by the full Board based on the recommendations of the Committee.

The Committee shall also determine whether it shall consider stockholder suggestions for director nomination, and if so, shall establish appropriate procedures for stockholders to submit suggestions.

•	Board Committee Nominations — The Committee, in consultation with the Chairman and the Chief Executive Officer, and after due consideration of the wishes, independence and experience of the individual directors and independence and experience requirements in accordance with The Nasdaq Stock Market, the rules and regulations of the Securities and Exchange Commission and applicable law, shall recommend to the entire Board annually the chairmanship and membership of each committee.

•	Continuing Education — The Committee shall also consider instituting a plan or program for the continuing education of directors.

•	Corporate Governance Principles — The Committee shall develop a set of corporate governance principles to be applicable to the Company, shall periodically review and assess these principles and their application, and shall recommend any changes deemed appropriate to the Board for its consideration. Further, the Committee shall periodically review Company policy statements to determine their adherence to the Company’s Code of Ethics.

•	Procedures for Information Dissemination — The Committee shall oversee and review the processes and procedures used by the Company to provide information to the Board and its committees. The Committee should consider, among other factors, the reporting channels through which the Board and its committees receive information and the level of access to outside advisors where necessary or appropriate, as well as the procedures for providing accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

Meetings

The Committee will hold at least one regular meeting per year and additional meetings as the Committee deems appropriate. The President, Chief Executive Officer, Chairman of the Board and Chief Financial Officer may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee.

Minutes And Reports

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time, or whenever so requested by the Board.

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Please date, sign and mail your
Proxy card back as soon as possible!
Annual Meeting of Stockholders
OPLINK COMMUNICATIONS, INC.
November 8, 2006
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oplink Communications, Inc., 46335 Landing Parkway, Fremont, California 94538.
— PLEASE DETACH HERE AND MAIL IN ENVELOPE PROVIDED —

(Please sign, date and return this proxy card in the enclosed envelope.)	☒ Votes MUST be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NOMINEES FOR DIRECTOR LISTED BELOW.
PROPOSAL 1:
To elect two (2) Class III directors to hold office until the 2009 Annual Meeting of Stockholders.
Nominee: Jesse W. Jack
FOR nominee. ☐
WITHHOLD AUTHORITY to vote for nominee. ☐
Nominee: Leonard J. LeBlanc
FOR nominee. ☐
WITHHOLD AUTHORITY to vote for nominee. ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

	FOR	AGAINST	ABSTAIN
PROPOSAL 3:
To approve the amendment to the Company’s certificate of incorporation reducing the number of shares of capital stock the Company is authorized to issue from 420,000,000 shares to 39,000,000 shares.	☐	☐	☐
THE BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, RECOMMENDS A VOTE FOR PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
PROPOSAL 2:
To ratify selection of Burr, Pilger & Mayer LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2007.	☐	☐	☐

To change your address, please mark this box.			☐

To include any comments, please mark this box.			☐
S C A N   L I N E
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

OPLINK COMMUNICATIONS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 8, 2006
          The undersigned hereby appoints Joseph Y. Liu and Bruce D. Horn, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Oplink Communications, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Oplink Communications, Inc. to be held at Oplink’s corporate headquarters, 46335 Landing Parkway, Fremont, California 94538, on November 8, 2006, at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
          UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Please Sign on Reverse Side)

OPLINK COMMUNICATIONS, INC. C/O THE BANK OF NEW YORK P.O. BOX 11453 NEW YORK, N.Y. 10203-0453